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                      December 16, 2022

       Gregory Anderson
       Chief Financial Officer
       Allegiant Travel CO
       1201 North Town Center Drive
       Las Vegas, Nevada 89144

                                                        Re: Allegiant Travel CO
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-33166

       Dear Gregory Anderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation